UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): JUNE 6, 2012

SWISHER HYGIENE INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

001-35067	27-3819646
(Commission File Number)	(I.R.S. Employer Identification No.)

4725 Piedmont Row Drive, Suite 400 Charlotte, North Carolina	28210
(Address of Principal Executive Offices)	(Zip Code)

(704) 364-7707

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 6, 2012, the Board of Directors of Swisher Hygiene Inc. (the “Company” or “Swisher Hygiene”) appointed Brian Krass as Senior Vice President and Chief Financial Officer of the Company effective immediately. Mr. Krass, 40, has over 17 years of finance and accounting experience in both public and private companies. Prior to joining Swisher Hygiene, he served as Vice President, Global CFO and Corporate Treasurer from 2009 to 2011 for ACN Inc. (“ACN”), a private telecommunications and consumer goods company operating in 23 countries. Before becoming Global CFO, Mr. Krass also held positions at ACN from 2008 to 2009 as Vice President of North America Finance and Global Director of Internal Audit. Prior to ACN, Mr. Krass spent six years at Metaldyne Corporation, an automotive supplier of engine, chassis and driveline products, from 2003 to 2008, where he held a range of positions including Global Director of Internal Audit and Director of Sarbanes Oxley. Prior to 2003, he held finance and accounting positions at GKN Sinter Metals, Guardian Industries Corporation, Dana Corporation and General Motors. He received a Bachelor of Arts in Finance from the Walsh College of Accountancy and Business Administration in Troy, Michigan.

Pursuant to an employment letter between the Company and Mr. Krass, Mr. Krass will receive an annual base salary of $235,000 and will be eligible to participate in bonus programs offered by the Company to other executive officers and in the Company’s Stock Incentive Plan. Mr. Krass will also be eligible to participate in the Company’s sponsored benefit plans sixty days following the first day of his employment.

On June 6, 2012, the Company granted Mr. Krass 51,649 restricted stock units and stock options to purchase 206,593 shares of common stock of the Company. The restricted stock units vest in four equal annual installments beginning on July 6, 2013. The stock options vest in four equal annual installments beginning on June 6, 2013 and are exercisable at a price of $1.82 per share.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit Description

99.1	Press release, dated June 12, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 12, 2012	SWISHER HYGIENE INC.

	By:	/s/ Steven R. Berrard
Steven R. Berrard
President and Chief Executive Officer (Principal Executive Officer)

EXHIBIT INDEX

Exhibit No.	Exhibit Description

99.1	Press release, dated June 12, 2012.